Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

Except as otherwise indicated in the information included in this Exhibit 99.2, or as the context may otherwise require, references to (i) the terms “we,” “us,” “G-III,” and “our” refer to G-III Apparel Group, Ltd. and its subsidiaries; (ii) the term “AM Apparel” refers to AM Apparel Holdings, Inc. and its subsidiaries; and (iii) the term “Acquisition” refers to our acquisition of the stock of AM Apparel Holdings, Inc.

The following unaudited pro forma condensed consolidated financial data as of and for the year ended January 31, 2008 give effect to the Acquisition as if it had occurred on the dates indicated below and after giving effect to the pro forma adjustments. The unaudited pro forma condensed consolidated statement of income for the fiscal year ended January 31, 2008 has been derived from G-III’s audited consolidated statement of income for its fiscal year ended January 31, 2008 and AM Apparel’s audited consolidated statement of operations for its year ended December 31, 2007 and gives effect to the consummation of the Acquisition as if it had occurred on February 1, 2007. The unaudited pro forma condensed consolidated balance sheet as of January 31, 2008 has been derived from G-III’s audited consolidated balance sheet as of January 31, 2008 and AM Apparel’s audited consolidated balance sheet as of December 31, 2007, as adjusted to give effect to the Acquisition as if it occurred on January 31, 2008.

The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that we would have achieved had the Acquisition reflected therein been consummated on the date indicated or that we will achieve in the future. The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the accompanying notes. Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to the assets and liabilities of AM Apparel to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to assets, interest income due to the use of cash to acquire AM Apparel, and the taxation of G-III’s and AM Apparel’s combined income as a result of the Acquisition, as well as the effects related to such pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on our estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of AM Apparel that existed as of the date of the completion of the Acquisition. Any final adjustments may materially change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a significant change to the unaudited pro forma condensed consolidated financial data.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

as of JANUARY 31, 2008

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Historical G-III	(a) Historical Andrew Marc	Pro Forma Adjustments		G-III Pro Forma Condensed Consolidated
Current Assets
Cash and cash equivalents	$38,341	$169	$(38,341	) (b)	$169
Receivables, net of allowances	66,944	13,923	—		80,867
Inventories, net	59,934	5,915	—		65,849
Prepaid expenses and other current assets	8,500	1,535	—		10,035
Deferred income taxes	10,046	4,385	—		14,431
Total current assets	183,765	25,927	(38,341)		171,351
Property, plant and equipment, net	5,261	2,538	—		7,799
Intangible assets, net	42,889	22,900	15,608	(c) (e)	81,397
Deferred income taxes	3,944	—	—		3,944
Other assets	1,839	770	—		2,609
	$237,698	$52,135	$(22,733)		$267,100
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$13,060	$—	$4,659	(b)	$17,719
Due to factor	—	6,333	—		6,333
Accounts payable	24,290	2,246	—		26,536
Contingent purchase price payable	4,894	—	—		4,894
Current maturities, long-term debt	—	28,060	(28,060	)(d)	—
Income taxes payable	4,348	—	—		4,348
Accrued expenses	15,461	3,780	—		35,736
Deferred income taxes	1,298	—	9,708	(e)	11,006
Total current liabilities	63,351	40,419	(13,693)		90,077
Other non-current liabilities	473	100	—		573
Total Stockholders’ equity	173,874	11,616	(9,040	)(f)	176,450
	$237,698	$52,135	$(22,733)		$267,100

(a) ACCOUNTING PERIOD

The historical Andrew Marc balance sheet is as of December 31, 2007.

(b) CASH ADJUSTMENT

The purchase price ($42.5 million) and related acquisition fees and expenses ($0.5 million) were paid from cash on hand and borrowings from our credit facility.

(c) GOODWILL AND INTANGIBLES, NET

Estimated Tradename	$18,480
Estimated license agreements	2,500
Estimated customer list	3,229
Estimated goodwill	4,591
$28,800

(d) CURRENT MATURITIES, LONG TERM DEBT

Amounts due to GB Holding I, LLC were repaid on the acquisition date.

(e) DEFERRED INCOME TAXES

Deferred tax liability recorded on intangible assets other than goodwill at G-III’s effective tax rate Intangibles other than goodwill	$24,209
G-III’s effective tax rate for the year ended January 31, 2008	40.1%
$9,708

(f) TOTAL STOCKHOLDERS’ EQUITY

Excess of liabilities assumed less assets acquired.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

for the YEAR ENDED JANUARY 31, 2008

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Historical G-III	(a) Historical Andrew Marc	Pro Forma Adjustments		G-III Pro Forma Condensed Consolidated
Net sales	$518,868	$79,482	$—		$598,350
Cost of goods sold	379,417	49,501	—		428,918

Gross profit	139,451	29,981	—		169,432

Selling, general and administrative expenses	101,669	27,527	—		129,196
Depreciation and amortization	5,427	1,520	822	(b)	7,769
Goodwill impairment	—	8,000	(8,000	)(c)	—
Operating Income (Loss)	32,355	(7,066)	7,178		32,467
Interest and financing charges, net	3,158	6,384	3,397	(d)	12,939
Income (Loss) before income taxes	29,197	(13,450)	3,781		19,528
Income tax provision (benefit)	11,707	(2,183)	1,516	(e)	11,040
Net Income (Loss)	$17,490	$(11,267)	$2,265		$8,488
Income per Common Share:
Basic
Net income per share					$0.53
Historical and pro forma weighted average number of shares outstanding					16,119
Diluted
Net income per share					$0.51
Historical and pro forma weighted average number of shares outstanding					16,670

(a) ACCOUNTING PERIOD

The historical Andrew Marc statement of income is for the twelve month period ended December 31, 2007.

(b) SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Amortization of acquired intangible assets:
Amortization of licenses using an estimated life of 5 years	$500
Amortization of customer lists using an estimated life of 5 to10 years	322
$822

There is no amortization related to the acquired Andrew Marc and Marc New York tradenames which have been assigned an indefinite life.

(c) GOODWILL IMPAIRMENT

Reversal of goodwill impairment charge recorded by Andrew Marc for the year ended December 31, 2007.

(d) INTEREST EXPENSE

Interest expense calculated on the purchase price and related cost and expenses of the Andrew Marc acquisition: Purchase price and related costs and expenses of acquisition	$43,000
G-III’s weighted average interest rate for the year ended January 31, 2008	7.90%
Interest	$3,397

(e) INCOME TAX PROVISION

Income taxes have been provided at G-III’s effective tax rate of 40.1% for the year ended January 31, 2008